EXHIBIT 99.1

	FOR:	Consolidated Graphics, Inc.

	CONTACT:	G. Christopher Colville
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

For Immediate Release

Christine Mohrmann/Eric Boyriven
Financial Dynamics
(212) 850-5600

CONSOLIDATED GRAPHICS REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

– Achieves Record Revenue of $221 Million –

– Reports Diluted Earnings Per Share of $.66 vs. $.53 in Prior Year –

HOUSTON, TEXAS – November 2, 2005 – Consolidated Graphics, Inc. (NYSE: CGX) today announced financial results for its second quarter and six months ended September 30, 2005.

Revenue for the September quarter was $221.0 million, up 16% compared to $191.1 million a year ago.  Net income for the September quarter was $9.3 million, or $.66 per diluted share, representing increases of 23% and 25% compared to net income of $7.6 million and diluted earnings per share of $.53 a year ago. Overall revenues this quarter were at a record level for Consolidated Graphics.

For the six months ended September 30, 2005, total sales were $430.9 million, up 16% compared to $372.7 million for the comparable period a year ago.  Net income for the first six months of this year was $18.1 million, or $1.27 per diluted share, up 25% and 26% compared to net income of $14.4 million and diluted earnings per share of $1.01 a year ago.

“We are very pleased to report strong financial results for our September quarter,” commented Joe R. Davis, Chairman and Chief Executive Officer.  “These results were ahead of our expectations, with significant growth in revenue driven by acquisitions and 2.2% internal growth.  We leveraged our revenue growth into a proportionately larger increase in net income and earnings per diluted share on the strength of an improvement in operating margins to 7.4%, up from 7.3% in the June quarter and 7.1% a year ago.”

Mr. Davis added, “Other highlights in the September quarter included the announcement of a letter of intent to acquire Graphcom, Inc. in Atlanta, Georgia.  We also expanded our acquisition team with the hiring of Jim Cohen, an experienced mergers and acquisitions executive, in response to our growing number of acquisition opportunities.”

Mr. Davis concluded, “Cash flow is a key element in our ability to capitalize on our industry leading market position and financial strength to generate long term growth in sales and profits.  In the September quarter, we invested $8.7 million in new technology and equipment, reduced our total debt outstanding by $1.5 million and repurchased 164,100 shares of our common stock for $6.4 million.  For the December quarter, we project record quarterly revenues of $225 million and diluted earning per share of $.68.”

Consolidated Graphics will host a conference call today, November 2, 2005, at 11:00 a.m. Eastern Time, to discuss its second quarter ended September 30, 2005 results.  The conference call will be simultaneously broadcast live over the Internet.  Listeners may access the live Web cast at the Company’s homepage, www.cgx.com.

Consolidated Graphics, Inc. is one of the nation’s leading commercial sheetfed, web and digital printing companies.  Through its network of printing companies in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country.  Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXSolutions.  Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization. For more information, visit the Company’s Web site at www.cgx.com.

(Table to follow)

CONSOLIDATED GRAPHICS, INC.

Consolidated Income Statement

(In thousands, except per share amounts)

	Three Months Ended		Six Month Ended
	September 30,		September 30,
	2005	2004	2005	2004
Sales	$220,993	$191,129	$430,908	$372,658

Cost of Sales	166,928	144,019	325,040	280,676

Gross Profit	54,065	47,110	105,868	91,982

Selling Expenses	22,513	19,705	44,543	39,226

General and Administrative Expenses	15,104	13,808	29,463	26,656

Operating Income	16,448	13,597	31,862	26,100

Interest Expense, net	1,426	1,389	2,790	2,796

Income before Taxes	15,022	12,208	29,072	23,304

Income Taxes	5,689	4,639	11,010	8,911

Net Income	$9,333	$7,569	$18,062	$14,393

Earnings Per Share
Basic	$.68	$.56	$1.31	$1.06
Diluted	$.66	$.53	$1.27	$1.01

Weighted Average Shares Outstanding
Basic	13,754	13,618	13,761	13,601
Diluted	14,166	14,222	14,197	14,189